FORM OF SUPPLEMENTAL NON-QUALIFIED PENSION AGREEMENT

           AGREEMENT dated as of May 25, 1994 by and between ASA Limited (the "Company"), and Robert J.A. Irwin, an individual residing at 6 St. Andrew's Walk, Buffalo, New York 14205 (the "Executive").

                              W I T N E S S E T H:
                               - - - - - - - - - -

           WHEREAS, the Executive has been Chairman of the Company's Board of Directors (the "Board"); and

           WHEREAS, the Company highly values the efforts, abilities and accomplishments of the Executive and wishes to retain his services; and

           WHEREAS, the Company wishes to provide the Executive with a certain amount of supplemental non-qualified pension benefits for a ten-year period from and after his retirement from active service with the Company as Chairman of its Board or other salaried officer ("Service") or until the occurrence of one of the events hereinafter specified;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

           1. The Company shall pay the Executive a supplemental non-qualified pension benefit as provided in paragraph 3 below.

           2.   a.   The Company shall credit an amount specified below to a
compensation expense reserve (the "Supplemental Pension Account") established for this purpose, in consideration of his service as Chairman of the' Board. The Supplemental Pension Account shall be established in calendar year 1993 with a credit of $25,000, and the Company shall credit to the Supplemental Pension Account $25,000 each year f or four years thereafter (for a total of five years credit) during the continuance of the Executive's Service as Chairman of the Board (the "five-year period"). The Supplemental Pension Account is established only for purposes of measuring the Supplemental Pension Benefits, as defined in paragraph 3 below, and not to segregate assets or to identify assets that may be used to pay the Supplemental Pension Benefits. The Supplemental Pension Account will be credited with interest equivalents each calendar year during the five-year period, equal to the greater of an annual interest rate of 3.5% and the medium-term bond market rate determined by Swiss Life (Luxembourg) and communicated to the Company for each year.

                b. If the Executive's Service should terminate before the five-year period has expired, the Company shall make the credit to the Supplemental Pension Account on a pro rata basis for the calendar year in which such termination of Service occurs, based on the number of days in such calendar year that the Executive served as Chairman of the Board of the Company. If the Executive's Service continues beyond the five-year period, the Company and the Executive shall mutually agree upon whether the Company shall continue making credits to the Supplemental Pension Account.

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                c.   This Agreement is unfunded. A Supplemental Pension Benefit, as defined in paragraph 3 below, represents at all times an unfunded and unsecured contractual obligation of the Company. The Executive will be an unsecured creditor of the Company. Amounts payable under the Agreement will be satisfied solely out of the general assets of the Company subject to the claims of the Company's creditors. Neither the Executive, his estate nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of any amount credited to him hereunder, nor shall the Executive, his estate or any other person have any right to receive any distribution under the Agreement except as, and to the extent, expressly provided for in the Agreement. The Company will not segregate any funds or assets for Supplemental Pension Benefits or issue any notes or security for the payment of any Supplemental Pension Benefits. Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide benefits under the Agreement shall not serve in any way as security to the Executive, his estate or other person for the performance of the Company under the Agreement.

           3.   a.   From and after the termination of the Executive's Service, by retirement of the Executive from the active service as a salaried officer of the Company or otherwise, the Company shall thereafter pay the Executive an amount (the "Supplemental Pension Benefit") equal to an amount that is measured by reference to the Supplemental Pension Account to be equal to the amount in the Supplemental Pension Account, payable in ten (10) consecutive equal annual payments by the Company to the Executive. Nothing in the preceding sentence shall preclude the Executive from receiving the Supplemental Pension Benefit even though he remains a member of the Board.

                b. The Company further agrees that, in the event of the Executive's death before a total of 10 annual payments have been made by the Company, the remaining value of the Supplemental Pension Benefit shall be determined as of the date of death of the Executive and paid as promptly as possible in one lump sum to the estate of the Executive.

           4. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive, his estate or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Agreement have any interest in such funds.

           5. The Executive has been advised to consult his tax advisor concerning the income, estate and other tax effects of the Supplemental Pension Benefit payments provided herein, and the Company makes no representations or warranties regarding such effects. The Executive has also been advised to consult his attorney regarding this Agreement.

           6. The right of the Executive or any other person to the payment of Supplemental Pension Benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except, by will or by the laws of descent and distribution. A Supplemental Pension Benefit shall not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for the Executive or his estate's debts or other obligations. The Executive shall have no control over his Supplemental Pension Benefit.

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

           7. Nothing contained herein shall be deemed to create any obligation on the part of the Board to nominate the Executive for reelection by the Company's stockholders, nor confer upon the Executive the right to remain employed by the Company for any period of time, or at any particular rate of compensation.

           8. The Board shall have full power and authority to interpret, construe and administer this Agreement and the Board's interpretations and construction thereof, and actions thereunder, including any valuation of the Supplemental Pension Account, or the amount or recipient of the payment to be made therefore, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

           9. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Executive and his heirs, executors, administrators and legal representatives.

           10. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Executive has hereunto set his hand as of the date first above written



Executive                                                 ASA Limited



/s/  Robert J.A. Irwin                             By_______________________
--------------------------------                   Title    Treasurer
Robert J.A. Irwin                                    -----------------------

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